EXHIBIT 99.1
For information, call:
Michael Weisbarth
LESCO, Inc.
(216) 706-9250
LESCO, Inc. Shareholders Approve Merger Agreement
     Cleveland, Ohio (May 3, 2007) — LESCO, Inc. (NASDAQ: LSCO), an Ohio-based company and a leading supplier of lawn care, landscape, golf course and pest control products, announced that, at its special meeting of shareholders held today, the Company’s shareholders approved and adopted the Agreement and Plan of Merger, dated as of February 19, 2007, among Deere & Company, Deere Merger Sub, Inc. and the Company. Approximately 78 percent of the Company’s common shares present and voting at the special meeting approved the merger agreement, representing approximately 67 percent of the total number of common shares outstanding and entitled to vote.
     The Company expects to close the transactions contemplated by the merger agreement as soon as practicable, pending the satisfaction or waiver of the conditions set forth in the merger agreement.
About LESCO, Inc.
     LESCO, Inc. (NASDAQ: LSCO) is a leading provider of products for the professional green and pest control industries. LESCO serves customers worldwide, through more than 345 LESCO Service Center® locations, 114 LESCO Stores-on-Wheels® vehicles, and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.lesco.com.
About Deere & Company
     John Deere (Deere & Company — NYSE: DE) is the world’s leading provider of advanced products and services for agriculture and forestry and a major provider of advanced products and services for construction, lawn and turf care, landscaping and irrigation. John Deere also provides financial services worldwide and manufactures and markets engines used in heavy equipment. Since it was founded in 1837, the company has extended its heritage of integrity, quality, commitment and innovation around the globe.

Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements and can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. All forward-looking statements speak only as of the date of this press release. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of LESCO, Deere and their affiliates or industry results or the benefits of the proposed merger to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, the satisfaction of closing conditions to the merger, difficulties encountered in integrating the companies and the effects of general and local economic conditions. In light of these risks, uncertainties and other factors, you are cautioned not to place undue reliance on these forward-looking statements. Other risks and uncertainties to which the companies are subject and which could impact the forward-looking statements contained herein are included in each company’s filings with the Securities and Exchange Commission. The companies assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.